EXHIBIT 99.F




                                            March 27, 1996

Evans Withycombe Residential, Inc.
6991 East Camelback Road, Suite A-200
Scottsdale, Arizona  85125

         Re:      Registration Rights and Related Matters

Gentlemen:

         Reference is made to that certain Registration Rights Agreement, dated as of August 17, 1994 (the "Registration Rights Agreement"), by and among Evans Withycombe Residential, Inc. (the "Company"), AEW Partners, L.P. ("AEW"), CIIF Associates II Limited Partnership ("Copley"), Stephen O. Evans ("Evans") and F. Keith Withycombe ("Withycombe"). In connection with the proposed public offering (the "Offering") of Common Stock of the Company, par value $.01 per share (the "Common Stock"), of approximately 4,500,000 shares and in which the undersigned have proposed to sell to the public certain shares of Common Stock held by them, we confirm the following agreements and modifications of our rights and obligations under the Registration Rights Agreement.

         1. 1996 Public Offering. It is understood and agreed that a Registration Statement on Form S-3, a draft of which has been previously delivered to AEW and Copley, is expected to be filed by the Company with the Securities and Exchange Commission (the "SEC") on or about March 29, 1996 for the purpose of registering an aggregate of 4,500,000 shares of Common Stock (not including up to an additional 675,000 shares to cover over-allotments, if any), of which it is contemplated that (a) 2,000,000 shares will be sold by the Company, (b) 1,787,500 shares will be sold by AEW and (c) 712,500 shares will be sold by Copley. In the event that Merrill Lynch & Co., in its capacity as lead managing underwriter of the Offering ("Merrill Lynch"), advises the Company that the size of the Offering can be increased without having an adverse effect on the success of the Offering, the Company, AEW and Copley will each be entitled to increase the number of shares to be sold by them on a pro rata basis in an aggregate amount designated by Merrill Lynch. In the event that the Company elects not to increase the number of shares to be sold by it in the Offering, AEW and Copley will be afforded the opportunity to further increase the number of shares to be sold by them on a pro rata basis.

         2. Lock Up. In connection with the request of Merrill Lynch, AEW and Copley hereby agree and covenant that they will not offer, sell, contract to sell, or otherwise dispose of or distribute (including by means of a distribution to participants in the AEW and/or Copley funds or to beneficial holders thereof (a "Share Distribution")) any shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 120 days after the closing of the Offering.

         3. Demand Registration. Notwithstanding anything to the contrary in the Registration Rights Agreement or in this Agreement, each of AEW and Copley hereby covenants and agrees not to demand further registration pursuant to the Registration Rights Agreement prior to January 31, 1997 (the "Lock-out Date") so long as the Offering is successfully completed on or before June 30, 1996; provided, however, that in the event that the Company advises AEW and Copley that it is in the process of preparing a Registration Statement which covers primary shares as well as secondary shares to be sold by AEW and Copley and that the Company reasonably expects to file such Registration Statement with the SEC on or before March 31, 1997, then the Lock-out Date shall be extended to the earlier to occur of (a) March 31, 1997 or (b) the date on which the Company abandons the contemplated follow-on offering or otherwise elects not to file the Registration Statement relating to such offering prior to March 31, 1997.

         4. Over-Allotment Option. AEW and Copley hereby covenant and agree (i) to grant to the underwriters an option to purchase an additional number of shares of Common Stock equal to 15% of the total number of shares to be sold by the Company, AEW and Copley in the Offering, to cover over-allotments, if any, and (ii) the number of shares of Common Stock to be sold to the underwriters pursuant to any exercise of such over-allotment option will be sold by the Company and/or AEW and Copley in the relative amounts determined by the Company (provided that the relative amounts to be sold by AEW and Copley will be pro rata with the number of shares sold by them in the Offering); provided, however, that the maximum number of shares that the Company may elect to sell pursuant to the over-allotment option shall not exceed the product of (i) a fraction determined by dividing the total number of shares sold by the Company in the Offering by the total number of shares sold in the Offering and (ii) 15% of the total number of shares sold in the Offering.

         5. Waiver of Notice. Each of AEW and Copley hereby waives any notice that may be required pursuant to the Registration Rights Agreement with respect to the filing of the registration statement in connection with the Offering.

         6. Further Assurances. Each of AEW and Copley hereby covenants and agrees to take such additional actions and execute and deliver such additional documents as may reasonably be required to complete the Offering, including, without limitation, a "lock-up" letter addressed to the underwriters, the underwriting agreement prepared in connection with the Offering, and a custody agreement and power of attorney; provided, however, that none of such documents shall contain provisions with respect to lock-ups more onerous than those set forth herein.

          7. Controlling Document. In the event that any provisions hereof are deemed to be inconsistent with, or conflict with, the provisions of the Registration Rights Agreement, the provisions of this Agreement shall control. Except as otherwise provided herein, the Registration Rights Agreement shall remain in full force and effect.


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         If the foregoing correctly sets forth your understanding of the matters described, please execute and return the enclosed copy of this Agreement.

                          AEW PARTNERS, L.P.

                          By:     AEW/L.P., as General Partner

                                  By:    AEW, Inc., as General Partner

                                         By:      /s/ Thomas H.  Nolan, Jr.
                                                  Name: Thomas H.  Nolan, Jr.
                                                  Title: Vice President

                          CIIF Associates II Limited Partnership
                          By:      Copley Advisors, Inc., its General Partner
                                   By:      /s/ Timothy B.  Fraser
                                            Name: Timothy B.  Fraser
                                            Title: Managing Director


Accepted and Agreed to as of the date first set forth above:

EVANS WITHYCOMBE
RESIDENTIAL, INC.

By: /s/ Stephen O.  Evans
Name:    Stephen O. Evans
Title:   Chief Executive Officer

STEPHEN O. EVANS

Steven O.  Evans

F. KEITH WITHYCOMBE

F.  Keith Withycombe